Exhibit 99.1

INTELLIGROUP REPORTS SECOND QUARTER FINANCIAL RESULTS

Edison, NJ (July 26, 2007):  Intelligroup Inc., a consulting, business optimization, and outsourcing firm serving global corporations, today reported results for its second quarter and six-month period ended June 30, 2007.

Second Quarter Highlights

•	Revenue growth: Revenue grew 10% from first quarter to second quarter of 2007 and grew 14% from the second quarter of 2006.
•

Gross Margin: Gross margin improved by 9 percentage points from first quarter to second quarter of 2007; gross margin declined by 1 percentage point from second quarter of 2006 to second quarter of 2007.

•	Operating Margin: Operating Margin improved by 12 percentage points from first quarter to second quarter of 2007 and was comparable to the results from the second quarter of 2006.
•	Utilization rates: Utilization rates increased to 70% in the second quarter of 2007 from 69% for the first quarter of 2007 and the second quarter of 2006.
•	New Customers: Added 27 new customers globally in the second quarter of 2007.

The Company reported second quarter 2007 revenues of $36.0 million, which marks a 10% increase from $32.7 million in the first quarter of 2007 and a 14% increase from $31.6 million in the second quarter of 2006.  The Company’s average bill rates were relatively flat in the second quarter of 2007 as compared with the first quarter of 2007 and the second quarter of 2006.  The Company reported gross margin of 28.9% for the second quarter of 2007, which marks a decrease from 30.1% for the second quarter of 2006 but an increase from 19.8% for the first quarter of 2007.  The Company reported operating income from continuing operations of $984,000, which marks an improvement in operating performance of $4.0 million from an operating loss of $3.0 million in the first quarter of 2007 and an improvement of $391,000 from operating income of $593,000 in the second quarter of 2006.

ABOUT INTELLIGROUP
Intelligroup is a vertically-led ERP focused life cycle management partner serving global corporations as well as public sector clients. Its proven Global delivery model has enabled customers to accelerate results and reduce costs significantly. With deep expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations. Intelligroup develops implements and supports IT solutions for some of the largest U.S. school systems and global corporations including GE, Hershey, Abbott Labs, Eastman Chemical, Hitachi, and Kimball International.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.  Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption “Risk Factors” in Intelligroup’s annual report on Form 10-K for the period ended December 31, 2005.  Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup and the Intelligroup logo are registered trademarks and ‘Creating the Intelligent Enterprise’, 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except par value)

	June 30 2007	December 31, 2006

	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,508	$12,277
Short-term Investments	—	2,227
Accounts receivable, less allowance for doubtful accounts of $1,073 and $991 at June 30, 2007 and December 31, 2006, respectively	21,920	20,477
Unbilled services, less allowance for doubtful accounts of $891 at June 30, 2007 and December 31, 2006	9,978	9,464
Prepaid expenses	1,060	957
Prepaid taxes	368	170
Other current assets	1,846	1,296

Total current assets	42,681	46,868
Property and equipment, net	5,683	5,472
Deferred taxes and other assets	4,012	2,203

Total Assets	$52,375	$54,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$3,367	$4,959
Accounts payable	3,926	3,078
Accrued payroll and related taxes	10,325	11,301
Accrued expenses and other current liabilities	4,589	4,695
Deferred revenue	1,697	2,294
Income taxes payable	—	—
Current portion of obligations under capital lease	483	483

Total current liabilities	24,386	26,810
Obligations under capital lease, net of current portion	504	552
Deferred revenue, net of current portion	1232	686
Other long-term liabilities	103	101

Total Liabilities	26,225	28,149

Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 42,016 and 41,933 shares issued and outstanding at June 30, 2007 and December 31, 2006 respectively	420	419
Additional paid-in capital	70,406	69,702
Accumulated deficit	(46,703)	(43,753)
Accumulated other comprehensive income	2,027	26

Total shareholders’ equity	26,150	26,394

Total liabilities and shareholders’ equity	$52,375	$54,543

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands except per share data)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,

	2007	2006	2007	2006

Revenue	$68,736	60,746	36,035	31,575
Cost of revenue	51,872	43,313	25,632	22,066

Gross profit	16,864	17,433	10,403	9,509

Selling, general and administrative expenses	17,690	17,493	8,779	8,344
Depreciation and amortization	1,239	1,151	640	572

Total operating expenses	18,929	18,644	9,419	8,916

Operating Income/(loss)	(2,065)	(1,211)	984	593
Interest expense, net	(375)	(179)	(183)	(73)
Other income (expense)	(61)	1,308	(124)	1,331

Income/(loss) before income tax provision	(2,501)	(82)	678	1,851
Provision for income taxes	449	1,070	(165)	1,028

Net income/(loss)	$(2,950)	$(1,152)	$844	$823

	-4%	-2%
Income/(Loss) per share:
Basic net income/(loss) per share	$(0.07)	$(0.03)	$0.02	$0.02

Weighted average number of common shares outstanding - basic	41,943	38,473	41,953	41,770
Diluted net income/(loss) per share	$(0.07)	$(0.03)	$0.02	$0.02

Weighted average number of common shares outstanding - diluted	41,943	38,473	41,978	41,838
Comprehensive income/(loss)
Net income/(loss)	$(2,950)	$(1,152)	$844	$823
Other comprehensive income - currency translation adjustments	2,001	(796)	1,614	(1,016)

Comprehensive income/(loss)	$(949)	$(1,948)	$2,458	$(193)